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                                     EXHIBIT 23.2

                            INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-27283 of Zycad Corporation on Form S-3 of our reports on the financial statements and financial statement schedule (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty of the Company's ability to continue as a going concern), dated March 11, 1997 (April 14, 1997 as to the last paragraph of Note 5 and as to Note 11) appearing in and incorporated by reference in the Annual Report on Form 10-K of Zycad Corporation for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP



June 5, 1997
San Jose, California